Exhibit 99.1


WARP Technology Holdings Announces Appointment of New Board of Directors

    NEW YORK--(BUSINESS WIRE)--April 5, 2005--Warp Technology Holdings, Inc. (OTCBB:WARP) today announced the appointment of three new members to its board of directors. The individuals joining the board are John A. Boehmer, currently a managing director of KORN/FERRY International's Advanced Technology Practice; David Marc Howitt, currently President and CEO of The Meriwether Group; and Mark J. Lotke, most recently a general partner at Pequot Ventures.
    The new members comprise a team of strategic leaders from critical disciplines that are necessary to continue to execute on Warp's recently announced technology holding company strategy. In announcing the additions, Ron Bienvenu, Chairman and CEO of Warp noted, "These three gentlemen bring a diverse mix of strategic and operational skills that will greatly enhance our ability to execute on our plan and deliver significant shareholder value. John Boehmer's knowledge and relationships across the entire industry will be invaluable to us as we continue to add portfolio companies and seek to enhance those companies' management teams. David Howitt understands the value of marketing, and has successfully demonstrated his ability to deliver premium pricing and brand awareness in markets that were going through consolidation and commoditization. And, Mark Lotke's experience at Pequot and earlier at General Atlantic Partners puts him in an elite class of industry insiders that will help us structure and execute better deals in less time."
    Mr. Bienvenu added, "All three of our new board members bring a wealth of knowledge, wisdom, relationships, and most importantly integrity to our growing company. I am honored to welcome them to Warp."

    ABOUT WARP TECHNOLOGY HOLDINGS, INC.

    WARP Technology Holdings (OTCBB:WARP) acquires and operates established enterprise technology companies that profitably deliver mission critical technical solutions to a global customer base.


    CONTACT: WARP Technology Holdings, New York
             Kristie Wells, 650-596-4387
             Investor Relations
             email: kristie.wells@guptaworldwide.com